Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-100981) on Form S-8 of Patriot National Bancorp, Inc. of our report dated April 29, 2020, relating to the consolidated financial statements of Patriot National Bancorp, Inc., appearing in the Annual Report on Form 10-K of Patriot National Bancorp, Inc. for the year ended December 31, 2019.

/s/RSM US LLP

New Haven, Connecticut

April 29, 2020